EXHIBIT 10.43

SECOND AMENDMENT TO
THE PHOENIX COMPANIES, INC.
EXECUTIVE SEVERANCE ALLOWANCE PLAN
As Amended and Restated Effective September 1, 2009

The Phoenix Companies, Inc. Executive Severance Allowance Plan (the “Plan”), as amended and restated effective January 1, 2009, is further amended effective June 26, 2015 as follows:

1.    Section 2.08A (Domestic Partner definition) is deleted.

2.	Section 3.05 is amended to read in its entirety as follows:

3.05
Death: If an Executive terminates employment and dies before having received the entire amount of benefits to which the Executive is entitled under this Plan, the balance of such benefits will be paid to (a) the Executive’s surviving spouse, (b) if there is no surviving spouse, the Executive’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse and/or children per stirpes, the Executive’s estate.